Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 20, 2012, in the Registration Statement (Form S-1) and related Prospectus of Health Plan Intermediaries, LLC (d/b/a Health Insurance Innovations) dated December 20, 2012 for the registration of shares of its common stock.

/s/ Ernst & Young LLP Certified Public Accountants

Tampa, Florida
December 20, 2012